EXHIBIT 10.4

FIRST AMENDMENT TO FACILITY AGREEMENT

FIRST AMENDMENT dated as of June 7, 2010 (this “Amendment”), to that certain Facility Agreement dated as of October 30, 2007 (as amended, supplemented or otherwise modified from time to time, the “Facility Agreement”), between Hana Biosciences Inc. (the “Borrower”) and Deerfield Private Design Fund, L.P. (“Deerfield Private Design Fund”), Deerfield Special Situation Fund, L.P. (“Deerfield Special Situation Fund”), Deerfield Special Situations Fund International Limited (“Deerfield International”) and Deerfield Private Design International, L.P. (“Deerfield Private Design International” and, together with Deerfield Private Design Fund, Deerfield Special Situation Fund and Deerfield International, the “Lenders”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Facility Agreement.

RECITALS

WHEREAS, the Borrower and the Lenders have entered into the Facility Agreement.

WHEREAS, as a condition precedent to the consummation of an investment by certain parties in the Borrower, the Borrower has requested certain amendments to the Facility Agreement;

WHEREAS, the Lenders are willing, on the terms and subject to the conditions set forth below, to amend certain provisions of the Facility Agreement.

NOW, THEREFORE, in consideration of the mutual agreements set forth below, the Lenders and the Borrower agree as follows:

ARTICLE I.

AMENDMENTS TO FACILITY AGREEMENT

SECTION 1.1.  General.  Effective on the Amendment Effective Date (as such term is defined in Section 2.1), the Facility Agreement is hereby modified in accordance with this Article I.

SECTION 1.2.  Amendments to Section 1.1.

(a)  The following new definitions are hereby added to Section 1.1 of the Facility Agreement in their appropriate alphabetical order:

“Deerfield/WP Investment” means the investment contemplated by the Investment Agreement and any related transactions.

“Indebtedness” of any person shall mean (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet prepared in accordance with GAAP, (c) all guarantees by such person of Indebtedness of others and (d) all capital lease obligations of such person, provided, however, that in no event shall Indebtedness include the Deerfield/WP Investment, including, without limitation, the terms of the Securities (as defined in the Investment Agreement).

“Investment Agreement” means that certain Investment Agreement dated as of June 7, 2010 among the Borrower, Warburg Pincus Private Equity X, L.P., Warburg Pincus X Partners, L.P. and Deerfield Private Design Fund, L.P., Deerfield Private Design International, L.P., Deerfield Special Situation Fund, L.P., and Deerfield Special Situations Fund International Limited and any ancillary agreement, certificate or other document delivered in connection therewith.

“Permitted Affiliate Transactions” means (a) transactions upon terms no less favorable to the Borrower than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate, as determined in good faith by the Borrower and (b) the following:

(i) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors,

(ii) loans or advances to employees or consultants of the Borrower in the ordinary course of business,

(iii) the payment of fees and indemnities to directors, officers, consultants and employees of the Borrower in the ordinary course of business,

(iv) transactions pursuant the Investment Agreement or any amendment thereto to the extent such amendment does not adversely affect the Borrower’s ability to comply with its obligations under the Facility Agreement in any material respect,

(v)(A)any employment agreements entered into by the Borrower in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of equity interests pursuant to put/call rights or similar rights with employees, officers or directors, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto and

(vi) dividends, redemptions and repurchases pursuant to the terms of the Securities (as defined in the Investment Agreement).

(b)  The definition of “Final Payment Date” set forth in Section 1.1. of the Facility Agreement is hereby amended in its entirety to read as follows:

““Final Payment Date” means the earlier of (i) the date on which the Borrower repays the outstanding principal amount of the Loan (together with any other amounts accrued and unpaid under this Agreement) to the lenders pursuant to this Agreement and (ii) June 30, 2015.”

(c)  The definition of “Permitted Indebtedness” set forth in Section 1.1 of the Facility Agreement is hereby amended in its entirety to read as follows:

““Permitted Indebtedness” means (i) Indebtedness of Borrower in favor of Lenders arising under this Agreement or any other financial document; (ii) Indebtedness existing as of October 30, 2007 (which the Borrower represents to not be in excess of $250,000), (iii) Indebtedness of trade creditors incurred in the ordinary course of business; (iv) capital lease and purchase money Indebtedness incurred prior to or within 270 days after the acquisition, lease or improvement of the asset in order to finance such acquisition or improvement, in an aggregate principal amount not to exceed $3,000,000 at any time outstanding; (v) Subordinated Debt; and (vi) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amounts (plus unpaid accrued interest and premium thereon and underwriting discounts, fees, commissions and expenses) are not increased or the terms modified to impose more burdensome terms upon the Borrower.”

(d)  The definition of “Permitted Liens” set forth in Section 1.1 of the Facility Agreement is hereby amended in its entirety to read as follows:

““Permitted Liens” means (i) Liens existing on October 30, 2007 and disclosed on Exhibit D hereof; (ii) Liens in favor of the Lenders; (iii) statutory Liens created by operation of applicable law; (iv) Liens arising in the ordinary course of business and securing obligations that are not overdue or are being contested in good faith by appropriate proceedings; (v) Liens securing purchase money or capitalized lease financing permitted pursuant to clause (iv) of the definition of Permitted Indebtedness and (vi) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings.”

SECTION 1.3.  Amendments to Section 5.1.

(a)  Existing clause (c) of Section 5.1 of the Facility Agreement is hereby amended in its entirety to read as follows:

“(c)  The Borrower shall obtain, make and keep in full force and effect all licenses, contracts, consents, approvals and authorizations from and registrations with Government Authorities that may be required to conduct its business, except where the failure to so do could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.”

(b)  Existing clause (e) of Section 5.1 of the Facility Agreement is hereby amended in its entirety to read as follows:

“(e) [Intentionally Omitted].”

(c)  Subclause (i) contained in existing clause (g) of Section 5.1 of the Facility Agreement is hereby amended in its entirety to read as follows:

“(i) the Borrower will provide copies of all annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Exchange Act prepared by the Borrower and filed with the SEC as soon as available (provided that, to the extent such reports are available publicly on EDGAR or any successor website, such reports shall be deemed provided);”

SECTION 1.4.  Amendments to Section 5.2.

(a)  Subclause (ii) contained in existing clause (a) of Section 5.2 of the Facility Agreement is hereby amended by deleting the proviso thereto and inserting, in lieu thereof, the following:

“provided, however, that the Borrower may enter into any collaborative arrangements, licensing agreement, joint venture or partnership providing for the development or commercial exploitation of the technology or products of the Borrower whereby its income or profits are or might be shared with any other Person.”

(b)  Subclause (iii) contained in existing clause (b) of Section 5.2 of the Facility Agreement is hereby amended in its entirety to read as follows:

“(iii) engage in any transaction with an Affiliate that would be reportable under Item 404 of Regulation S-K promulgated by the SEC, except Permitted Affiliate Transactions.”

(c)  Subclause (iv) contained in existing clause (b) of Section 5.2 of the Facility Agreement is hereby amended by deleting the proviso thereto and inserting, in lieu thereof, the following:

“provided, however, that the Borrower may enter into any collaborative arrangements, licensing agreement, joint venture or partnership providing for the development or commercial exploitation of the technology or products of the Borrower whereby its income or profits are or might be shared with any other Person.”

SECTION 1.5.  Amendment to Section 6.1(b).  Section 6.1(b) of the Facility Agreement is hereby amended in its entirety to read as follows:

“(b)  The Borrower shall have defaulted or failed to comply in any material respect with the due observance or performance of any covenant contained in this Agreement or any Note and such default or failure to comply shall not have been cured by the Borrower within 30 days after receiving written notice of such default.”

ARTICLE II.

CONDITIONS TO EFFECTIVENESS

SECTION 2.1.  Conditions.  This Amendment shall be and become effective as of the date hereof (the “Amendment Effective  Date”) when the Lenders shall have received a counterpart of this Amendment, duly executed by and delivered on behalf of the Borrower.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

SECTION 3.1.  Representations and Warranties.  In order to induce the Lenders to enter into this Amendment, the Borrower hereby represents and warrants to each Lender, as of the Amendment Effective Date, as follows:

(a)  No Default or Event of Default has occurred and is continuing.

(b)  This Amendment has been duly authorized, executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower enforceable against it in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

(c)  The representations and warranties contained in the Facility Agreement and in the other Financing Documents are true and correct in all material respects as though made on the Amendment Effective Date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

ARTICLE IV.

MISCELLANEOUS

SECTION 4.1.  Consent to Investment.  For the avoidance of doubt, the Lenders hereby consent to the Deerfield/WP Investment and any related transactions and expressly acknowledge that the Deerfield/WP Investment does not constitute a violation of or a Default or Event of Default under the Facility Agreement or any Financing Document.

SECTION 4.2.  Full Force and Effect; Limited Amendments.  Except as expressly modified hereby, all of the representations, warranties, terms, covenants, conditions and other provisions of the Facility Agreement and the other Financing Documents shall remain unamended and unwaived and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms.  The amendments set forth herein shall be limited precisely as provided for herein to the provisions expressly amended herein and shall not be deemed to be an amendment to, consent to, waiver of or modification of any other term or provision of the Facility Agreement or any other Financing Document or of any transaction or further or future action which would require the consent of the Lenders under the Facility Agreement.

SECTION 4.3.  Financing Document Pursuant to Facility Agreement.  This Amendment is executed pursuant to the Facility Agreement and shall be construed, administered and applied in accordance with all of the terms and provisions of the Facility Agreement and shall constitute a Financing Document.  Any breach of any representation or warranty or covenant or agreement contained in this Amendment shall be deemed to be an Event of Default for all purposes of the Facility Agreement.

SECTION 4.4.  Headings.  The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or any provisions hereof.

SECTION 4.5.  Execution in Counterparts.  This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

SECTION 4.6.  Cross-References.  References in this Amendment to any Article or Section are, unless otherwise specified or otherwise required by the context, to such Article or Section of this Amendment.

SECTION 4.7.  Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 4.8.  Severability.  Any provision of this Amendment held to be invalid, illegal, ineffective or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality, ineffectiveness or unenforceability without affecting the validity, legality, effectiveness and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 4.9.  GOVERNING LAW.  THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD REQUIRE APPLICATION OF LAWS OF ANOTHER STATE.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Amendment as of the date first above written.

HANA BIOSCIENCES, INC.

By:	/s/ Steven R. Deitcher
Name: Steven R. Deitcher
Title: President & CEO

[Signature Page to Amendment to Facility Agreement]

DEERFIELD PRIVATE DESIGN FUND, L.P.
By: Deerfield Capital, L.P., its General Partner
By: J.E. Flynn Capital, LLC, its General Partner

By:	/s/ James E. Flynn
Name: James E. Flynn
Title: President

DEERFIELD SPECIAL SITUATION FUND, L.P.
By: Deerfield Capital, L.P., its General Partner
By: J.E. Flynn Capital, LLC, its General Partner

By:	/s/ James E. Flynn
Name:	James E. Flynn
Title:	President

DEERFIELD SPECIAL SITUATIONS FUND INTERNATIONAL LIMITED

By:	/s/ James E. Flynn
Name: James E. Flynn
Title: Director

DEERFIELD PRIVATE DESIGN INTERNATIONAL, L.P.
By: Deerfield Capital, L.P., its General Partner
By: J.E. Flynn Capital, LLC, its General Partner

By:	/s/ James E. Flynn
Name: James E. Flynn
Title: Director

[Signature Page to Amendment to Facility Agreement]